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                                    EXHIBIT 5





                                                  July 14, 1995





BRE Properties, Inc.
One Montgomery Street, Suite 2500
Telesis Tower
San Francisco, California  94104

     Re:  1994 NON-EMPLOYEE DIRECTOR STOCK PLAN AND
          CHIEF EXECUTIVE OFFICER STOCK OPTION PLAN

Ladies and Gentlemen:

     This opinion is furnished to you in connection with the Registration Statement on Form S-8 (the "Registration Statement") registering a total of 175,000 shares of Class A Common Stock of BRE Properties, Inc. (the "Company") under the subject plans.

     We are of the opinion that, subject to the effectiveness of the Registration Statement, the shares of Class A Common Stock of the Company to be sold pursuant to the 1994 Non-Employee Director Stock Plan and the Chief Executive Officer Stock Option Plan will be legally and validly issued, fully paid and non-assessable. In giving this opinion, we assume that the shares of Class A Common Stock to be sold pursuant to such plans will be issued in accordance with the terms of the applicable plan.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

                                   Very truly yours,


                                   FARELLA, BRAUN & MARTEL


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